Your Internet Defender, Inc. 8-K/A

Exhibit 10.24

Warrant

To: NARKIS GRYP Ltd. (the “Holder”)

Date: August 12, 2014

WARRANT

to Purchase Common Stock

(“Common Stock”)

of Corindus Vascular Robotics, Inc.

Subject to the terms and conditions set forth below

VOID AFTER 24:00 p.m. Eastern Time

On the last day of the Warrant Period (defined below).

(issued in replacement of the Warrant issued October 11, 2010)

WHEREAS, Corindus, Inc., (the “Predecessor Company”) issued to the Holder that certain Warrant to Purchase Series A Preferred Stock, dated October 11, 2010 (the “Prior Warrant”);

WHEREAS, the Predecessor Company and Corindus Vascular Robotics, Inc. (the “Company”) entered into a Securities Exchange and Acquisition Agreement dated August 5, 2014 whereby the Company agreed to acquire 100% of the issued and outstanding shares of common stock and preferred stock of the Predecessor Company and rights to acquire shares of common stock and preferred stock of the Predecessor Company, including the Prior Warrant, through an acquisition in exchange for the issuance of shares and rights to acquire shares of the Company’s Common Stock; and

WHEREAS, the Company and the Holder desire to amend and restate the Prior Warrant as set forth in this Warrant to reflect the right to purchase shares of Common Stock of the Company.

NOW, THEREFORE, the parties hereby agree as follows:

This is to certify that the Holder is entitled to purchase, subject to the provisions of this Warrant, from the Company, at any time from the date hereof, and terminating upon May 31, 2017 (the “Warrant Period”), up to 124,160 fully paid and non-assessable shares of Common Stock, par value of $0.0001 per share (the “Warrant Shares” or “Shares”) of the Company at an exercise price of USD$0.7648 per Warrant Share, all subject to adjustments for anti-dilution, sub-division, split, combination or recapitalization, pursuant to the Certificate of Incorporation of the Company, as amended from time to time (the “Exercise Price”, and “Certificate”, respectively). This Warrant is issued in substitution of and replacement for the Prior Warrant.

1.	Exercise of Warrant

1.1	Exercise. Subject to the provisions hereof, this Warrant may be exercised, in whole or in part, on one or more occasions at any time during the Warrant Period. Notice of exercise of this Warrant (i) in connection with an IPO (as defined below), may be made conditional upon closing of such public offering, (ii) in connection with a Sale (as defined below), may be made conditional upon closing of such Sale, (iii) in connection with a Merger (as defined below), may be made conditional upon closing of such Merger, and (iv) in connection with a Distribution (as defined below), may be made conditional upon completion of such Distribution.

The term “IPO” means an initial public offering of the shares of the Company.

The term “Sale” means the sale of all or substantially all of the assets of the Company.

The term “Merger” means a merger in which the shareholders of the Company, immediately after the merger, do not own a majority of the outstanding shares of the surviving corporation.

The term “Distribution” means distribution of cash dividend.

1.2	Exercise for Cash. This Warrant shall be exercised by presentation and surrender hereof at the principal office of the Company, accompanied by (i) a written notice of exercise, and (ii) payment to the Company, for the account of the Company, of the Exercise Price for the number of Warrant Shares specified in such notice. The Exercise Price for the number of Warrant Shares specified in the notice shall be available in good funds, in U.S. dollars.

1.3	Exercise on Net Issuance Basis. In lieu of cash payment to the Company as set forth in Section 1.2 above, the Holder may convert this Warrant (“Conversion Right”) in whole or in part into the number of shares of Common Stock of the Company each calculated pursuant to the following formula, by surrendering this Warrant to the Company at the principal office of the Company, accompanied by a written notice of exercise, specifying the number of shares of Common Stock into which the Holder desires to convert this Warrant (namely, the number of shares of Common Stock obtainable upon conversion of the Warrant Shares to which the Holder is entitled upon exercise of this Warrant):

X =	Y (A - B)
A

wherein –

X equals the number of shares of Common Stock to be issued to the Holder;

Y equals the number of shares of Common Stock obtainable upon conversion of the Warrant Shares to which the Holder is entitled upon exercise of this Warrant (as adjusted to the date of such calculation, but excluding those shares already issued under this Warrant);

B equals the Exercise Price in effect at the time of exercise pursuant to this formula; and

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A equals the fair market value of one share of Common Stock of the Company.

Fair market value shall be determined as follows:

With reference to the exercise of this Warrant, in whole or in part, in connection with the IPO, fair market value shall mean the price to the public in the IPO of one share of Common Stock, less the underwriter’s commission;

With reference to the exercise of this Warrant, in whole or in part, in connection with a Sale or a Merger, the fair market value of a share of Common Stock shall be as calculated by the auditors of the Company, based on the total consideration to be received by the Company (for its stock or assets, as the case may be), taking into account the number of shares calculated on a fully diluted basis (including the Warrant Shares to be issued pursuant to this Warrant), and taking into account the rights attached to the Warrant Shares pursuant to the Certificate.

If the Common Stock of the Company is traded on a securities exchange or through the Nasdaq National Market, the fair market value shall be deemed to be the average of the closing prices of the securities on such quotation system over the thirty (30) day period ending three (3) days prior to the date of the exercise notice.

If there is no active public market, the fair market value shall be as determined by an independent public accountant retained by the Holder in consultation with the Board of Directors of the Company.

1.4	Partial Exercise, Etc. If this Warrant should be exercised in part only, the Company shall, upon surrender of this Warrant for cancellation, execute and deliver a new Warrant evidencing the rights of the Holder to purchase the balance of the shares purchasable hereunder.

1.5	Issuance of the Warrant Shares. Upon presentation and surrender of the notice of exercise accompanied by the payment of the Exercise Price (if applicable) pursuant to Section 1.2 or Section 1.3, the Company shall issue promptly to the Holder the shares to which the Holder is entitled thereto, duly authorized, validly issued, fully paid, non-assessable and free and clear of all liens, pledges, security interests, charges, encumbrances, equities or claims and not subject to any preemptive rights and/or restrictions on sale or transfer. Upon receipt by the Company of the notice of exercise (and the Exercise Price, if applicable), the Holder shall be deemed to be the Holder of the shares issuable upon such exercise, notwithstanding that the share transfer books of the Company shall then be closed and that certificates representing such shares shall not then be actually delivered to the Holder. The Company shall pay all taxes (including stamp duty) and other charges that may be payable in connection with the issuance of this Warrant and with the issuance of the Warrant Shares and the preparation and delivery of share certificates pursuant to this Section 1 in the name of the Holder, but shall not pay any taxes payable by the Holder by virtue of the holding, issuance, exercise or sale of this Warrant by the Holder.

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No fractions of Shares shall be issued in connection with the exercise of this Warrant, and the number of Shares issued shall be rounded down to the nearest whole number.

2.	Reservation of Shares: Preservation of Rights of Holder

The Company hereby agrees that at all times it will maintain and reserve, free from preemptive rights, such number of authorized but unissued Warrant Shares so that this Warrant may be exercised without additional authorization of Warrant Shares after giving effect to all other options, warrants, convertible securities and other rights to acquire shares of the Company. The Company further agrees that it will not, by amendment of its Certificate or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed buyer by the Company, or the provisions contained in the Certificate relating to the rights of the holders of the Warrant Shares.

3.	Adjustment

The number of Shares purchasable upon the exercise of this Warrant and the Exercise Price shall be subject to adjustment from time to time or upon exercise as provided in this Section 3 if any of the mentioned below occurs prior to the end of the Warrant Period:

3.1	Rights Offer: If the Company’s stockholders are offered any securities whatsoever by a rights issue, neither the Exercise Price nor the quantity of Warrant Shares will be adjusted, provided that the Company shall offer identical rights on the same terms and conditions to the Holder, as if the Holder had exercised this Warrant in full immediately prior to the date of conferring the right to participate in the rights issue.

3.2	Consolidation and Division: If the Company consolidates any securities as to which purchase rights exist under this Warrant into shares of greater nominal value, or subdivides them into shares of lesser nominal value, the number of Warrant Shares to be allotted on exercise of this Warrant after such consolidation or subdivision will be reduced or increased, as the case may be, such increase or decrease, as the case may be, to become effective immediately after the opening of business on the day following the day upon which such subdivision or consolidation becomes effective, and in each case the Exercise Price shall be adjusted appropriately. The Holder will not be entitled to receive a fraction of a Warrant Share.

3.3	Bonus Shares: In the event of a distribution of bonus shares, this Warrant shall represent the right to acquire, in addition to the number of Warrant Shares indicated in the caption of this Warrant, and without payment of any additional consideration therefor, the amount of such bonus shares to which the Holder hereof would have been entitled had this Warrant been exercised prior to the distribution of the bonus shares.

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3.4	Merger or Reorganization etc: If at any time while this Warrant, or any portion thereof, is outstanding and unexpired there shall be (i) a reorganization (other than a consolidation, reclassification, exchange or subdivision of shares otherwise provided for herein), (ii) a merger or consolidation of the Company with or into another corporation in which the Company is not the surviving entity, or a merger in which the Company is the surviving entity but the issued and outstanding share capital of the Company’s immediately prior to the merger are converted by virtue of the merger into the property, whether in the form of securities, cash, or otherwise, or (iii) a sale or transfer of the Company’s properties and assets as, or substantially as, an entirety to any other person; then, as a part of such reorganization, merger, consolidation, sale or transfer, lawful provision shall be made so that the holder of this Warrant shall thereafter be entitled to receive upon exercise of this Warrant, during the period specified herein and upon payment of the Exercise Price then in effect (subject to Section 1.3), the number of shares or other securities or property of the successor corporation resulting from such reorganization, merger, consolidation, sale or transfer that a holder of the shares deliverable upon exercise of this Warrant would have been entitled to receive in such reorganization, consolidation, merger, sale or transfer if this Warrant had been exercised immediately before such reorganization, merger, consolidation, sale or transfer, all subject to further adjustment as provided in this Section. If the per-share consideration payable to the Holder hereof for shares in connection with any such transaction is in a form other than cash or marketable securities, then the value of such consideration shall be determined in good faith by the Company’s auditors.

Upon the occurrence of any transaction referred to in Section 5 of the Amended and Restated Voting Agreement dated November 18, 2009 between the Predecessor Company and the various entities party thereto (the “Voting Agreement”), the Board of Directors of the Company may issue to the Holder hereof a 30 day written notice under which the Warrant shall expire if not exercised immediately prior to the closing of such transaction and subject to the consummation of said transaction. To avoid any doubt, shares acquired as a result of the exercise of the Warrant shall become part of the Sale of the Company (as defined in the Voting Agreement).

3.5	Cash Dividend: In the event of a Distribution, the Exercise Price would be reduced by the full amount of the cash dividend per share. If due to such a Distribution the Exercise Price is expected to be reduced to zero, the Holder shall be granted prior written notice, no less than fifteen (15) days prior to the Distribution, describing the terms of the Distribution. Notice of exercise of this Warrant in connection with the Distribution may be conditional upon actual completion of such Distribution to the shareholders as per the Company’s notice, in which event the Holder shall not be deemed to have exercised the Warrant until immediately prior to the Distribution. The amount of the Distribution per share to Holder shall be equal to the amount of the cash dividend per share minus the Exercise Price (prior to the adjustment hereof).

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3.6	Exercise Price: Upon any adjustment in the number of Warrant Shares purchasable hereunder, the Exercise Price shall be proportionately increased or decreased, as the case may be, in a manner that is the inverse of the manner in which the number of Warrant Shares purchasable hereunder shall be adjusted.

3.7	Notices: Whenever the number of Warrant Shares for which this Warrant is exercisable, is adjusted as provided in this Section 2, the Company shall promptly compute such adjustment and mail to the Holder at the last address provided to the Company in writing, a certificate signed by a principal financial officer of the Company, setting forth the number of Warrant Shares for which this Warrant is exercisable and the Exercise Price as a result of such adjustment, a brief statement of the facts requiring such adjustment and the computation thereof and when such adjustment has or will become effective.

4.	Exchange or Loss of Warrant

Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Warrant, if mutilated, the Company will execute and deliver a new Warrant of like tenor and date. Any such new Warrant executed and delivered shall constitute an additional contractual obligation on the part of the Company, whether or not the Warrant so lost, stolen, destroyed or mutilated, shall be at any time enforceable by anyone.

5.	Share Swap

The Company undertakes not to enter into any share swap agreement or arrangement (such as a merger, reorganization, or sale of all, or substantially all, of the Company’s shares) (“Share Swap”), unless the other Company to such a Share Swap agreement undertakes to allot to the Holder, upon, and subject to, the exercise of this Warrant, such securities as were swapped for the shares of the Company, as though the Holder had held the Warrant Shares on the record date of the Share Swap.

6.	Rights of the Holder

6.1	Without limiting the foregoing or any remedies available to the Holder, the Holder will be entitled to specific performance of the obligations hereunder and injunctive relief against actual or threatened violations of the obligations of any person subject to this Warrant.

6.2	The Holder shall not, by virtue hereof, and except as provided herein, be entitled to any rights of a shareholder in the Company, until and to the extent the Warrant shall have been exercised as provided herein.

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7.	[Intentionally Deleted]

8.	Transfer of Warrant

8.1	This Warrant may not be sold, transferred, assigned or hypothecated by the Holder.

8.2	The terms and provisions of this warrant shall inure to the benefit of, and be binding upon, the Company and the Holder hereof and their respective successors and assigns.

9.	Representations and Warranties

The Company represents and warrants to the Holder as follows:

9.1	This Warrant has been duly authorized and executed by the Company and is a valid and binding obligation of the Company enforceable in accordance with its terms.

9.2	The execution and delivery of this Warrant are not, and the issuance of the Shares upon exercise of the Warrant in accordance with the terms hereof, will not be inconsistent with the Certificate, do not and will not contravene any law, governmental rule or regulation, judgment or order applicable to the Company and, except for the consents already obtained by the Company, do not and will not conflict with or contravene any provisions of, or constitute a default under, any indenture, mortgage, contract or other instrument to which the Company is a party or by which it is bound or require the consent or approval of, the giving the notice to, the registration with or taking of any action in respect of or by any governmental authority.

9.3	The Company covenants and agrees that all shares which may be issued upon the exercise of the Warrant evidenced hereby will be duly authorized, validly issued, fully paid and non-assessable (subject to payment of the Exercise Price thereof, if applicable). The Company shall at all times reserve and keep available for issuance upon the exercise of the Warrant, such number of its authorized but un-issued shares as will from time to time be sufficient to permit the exercise of all outstanding Warrants.

10.	Termination

This Warrant and the rights conferred hereby shall terminate at the aforementioned time on the last day of the Warrant Period.

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11.	Governing Law

This Warrant shall be governed by, and interpreted in accordance with, the laws of the State of Delaware, without giving effect to the rules respecting conflict of law.

12.	Notices

Unless otherwise provided, any notice required or permitted under this Warrant shall be given in writing, with a duplicate copy sent via email and shall be deemed effectively given upon personal delivery to the party to be notified or 7 (seven) days after deposit with a Post Office, for dispatch by registered or certified mail, postage prepaid and addressed to the Holder at the address set forth in the Company’s books and to the Company at the address of its principal offices. With respect to Holders located outside Israel, such notice shall be deemed effectively given upon personal delivery to the party to be notified, 10 (ten) business days after deposit with a Post Office for dispatch by registered or certified airmail, or when given by telex, telecopier, facsimile or other form of rapid written communication, the day sent, provided that confirming copies are sent by such airmail.

13.	Amendment and Restatement of Prior Warrant; Amendments

This Warrant amends and restates in its entirety the Prior Warrant. Any term of this Warrant may only be amended with the written consent of (i) the Company and (ii) the Holder.

DATED: August 12, 2014	Corindus Vascular Robotics, Inc.

	By:	/s/ David M. Handler
	Name:	David M. Handler
	Title:	Chief Executive Officer

DATED: August 12, 2014	NARKIS GRYP Ltd.

	By:	/s/ Dalia Prashkar
	Name:	Dalia Prashkar
	Title:	Owner

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